Exhibit 99.1

Stanley Black & Decker Announces Acquisition of Niscayah Shares

New Britain, Connecticut, August 4, 2011

Stanley Black & Decker, Inc. (NYSE: SWK) (the “Company”) announced that its wholly owned Swedish subsidiary has acquired in total 37,005,890 class B shares of Niscayah Group AB (publ) (“Niscayah”), representing approximately 10.2% of the outstanding shares1 and approximately 7.2% of the total number of votes in Niscayah, at prices not exceeding SEK 18. The acquisition of these shares was made through purchases outside of the Company’s pending tender offer to acquire all the outstanding shares and warrants of Niscayah. This accumulation of shares reflects the Company’s commitment to the tender offer announced on June 27, 2011.

Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, engineered fastening systems, infrastructure solutions and more. Learn more at www.stanleyblackanddecker.com.

The information in this press release was submitted for publication on August 4, 2011 at 7 p.m. (CET) (1 p.m. ET).

Contacts (United States):

Kate White Vanek

Director, Investor Relations, Stanley Black & Decker

(860) 827-3833

kate.vanek@sbdinc.com

Tim Perra

Director, Global Communications, Stanley Black & Decker

(860) 826-3260

tim.perra@sbdinc.com

Sard Verbinnen & Co

David Reno/Brooke Gordon

(212) 687-8080

1 Based on 363,258,897 outstanding Niscayah shares (excluding 1,800,000 treasury shares).

Contact (Sweden):

JKL

Erik Nilsson

+ 46 738 394 118